Exhibit 99.1

MySize Reports Second Quarter 2023 Financial Results

Revenues and gross profits up 61% driven by growth at Orgad and Naiz Fit

AIRPORT CITY, Israel – August 14, 2023 – MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) (“MySize” or the “Company”), an omnichannel e-commerce platform and provider of AI-driven measurement solutions to drive revenue growth and reduce costs for its business clients, today reported financial and operational results for the three months ended June 30, 2023.

Key Financial Highlights for the Three Months Ended June 30, 2023 Compared to Prior Year Period

●	Consolidated revenue increased 61% to $1,290,000 primarily driven by growth at Orgad and the acquisition of Naiz Fit
●	Gross profit increased 61% to $519,000
●	Gross profit margin remained stable at 40%
●	Cost of revenues increased 61% to $771,000
●	Operating loss narrowed 6% to $1,554,000
●	Net loss narrowed 25% to $1,291,000
●	Inventory balance at June 30, 2023 was $1,043,000

Business & Operational Highlights for Q2 2023

●	MySizeID and Naiz Fit SaaS apparel sizing solutions achieved key milestones:

○	5 million end users worldwide
○	35.6 million size recommendations made
○	17.9 million items purchased through 7 million orders
○	up to 65% reduction in size-related returns compared to shoppers who did not use MySize’s sizing solutions for the same SKUs at the same online stores
○	€790 million worth of items sold to Naiz Fit and MySizeID users

●	SaaS revenues from MySizeID, Naiz Fit, and Smart Catalog more than doubled as compared to the first quarter of 2022
●	Orgad sales in the first half of 2023 on Amazon alone were $1.74 million
●	Orgad made a strategic shift to utilizing Fulfillment by Amazon (FBA) rather than fulfilling directly, reducing exposure to inventory risk and contributing to operating efficiencies
●	Luxury Italian menswear fashion brand Canali implemented the Naiz Fit sizing solution across all 32 of its ecommerce sites in Europe and the U.S.

Management Commentary

“MySize’s strength is evidenced by robust revenue growth coupled with decreasing operational costs during the second quarter. Orgad’s revenue momentum is ramping as we focus sales outreach on the North American market while increasing Orgad’s profitability by implementing advanced AI tools,” stated MySize Founder and CEO Ronen Luzon. “As our SaaS based apparel sizing solutions produce impressive results for digital merchants, including reduced returns, higher conversions and higher sales, our R&D spending is down, while recurring revenues continue to increase. We’ve also gained significant cost reductions by re-allocating resources with respect to our SaaS business to Naiz Fit’s operations hub in Spain to capitalize on existing synergies across our business segments. For the balance of 2023, we expect continued robust growth revenue growth and improved operating efficiencies as we move toward cash flow positive.”

Financial Results for Three Months Ended June 30, 2023

Revenue for the three months ended June 30, 2023 increased 61% to $1,290,000 compared to $801,000 for the three months ended June 30, 2022. The increase was primarily attributable to growth at Orgad as well as from SaaS revenues generated by Naiz Fit, which was acquired in the third quarter of 2022.

Gross profit for the three months ended June 30, 2023 increased 61% to $519,000 compared to $322,000 for the three months ended June 30, 2022. The rise was primarily due to increased sales at Orgad and SaaS revenues generated by Naiz Fit.

Operating loss for the three months ended June 30, 2023 narrowed 6% to $1,554,000 compared to operating loss of $1,652,000 for three months ended June 30, 2022, primarily driven by higher revenues, gross profits, and declines in sales and marketing and research and development expenses.

Net loss for the three months ended June 30, 2023 narrowed 25% to $1,291,000, compared to a net loss of $1,716,000 for the three months ended June 30, 2022, mainly due to increased revenues and reduced expenses.

Cash and cash equivalents totaled $1,127,000 at June 30, 2023.

About MySize Inc.

MySize, Inc. (Nasdaq: MYSZ) (TASE: MYSZ.TA) is an omnichannel e-commerce platform and provider of AI-driven measurement solutions including MySizeID and recently acquired Naiz Fit to drive revenue growth and reduce costs for its business clients. Orgad, its online retailer platform, has expertise in e-commerce, supply chain, and has technology operating as a third-party seller on Amazon.com and other sites.

MySize has developed a unique measurement technology based on sophisticated algorithms and cutting-edge technology with broad applications, including the apparel, e-commerce, DIY, shipping, and parcel delivery industries. This proprietary measurement technology is driven by several algorithms that are able to calculate and record measurements in a variety of novel ways. To learn more about MySize, please visit our website: www.mysizeid.com.

We routinely post information that may be important to investors in the Investor Relations section of our website. Follow us on Facebook, LinkedIn, Instagram, and Twitter.

Please click here for a demonstration of how MySizeID provides a full sizing solution for the retail industry.

To learn more about MySize and for additional information, please visit: our website: www.mysizeid.com.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the financial condition, possible or assumed future results of operations, growth opportunities, plans and objectives of management. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements. All forward-looking statements speak only as of the date of this press release. You should not place undue reliance on these forward-looking statements. Although we believe that our plans, objectives, expectations and intentions reflected in or suggested by the forward-looking statements are reasonable, we can give no assurance that these plans, objectives, expectations or intentions will be achieved. Forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from historical experience and present expectations or projections. Actual results may differ materially from those in the forward-looking statements and the trading price for our common stock may fluctuate significantly. Forward-looking statements also are affected by the risk factors described in the Company’s filings with the U.S. Securities and Exchange Commission. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Investor Contacts:

Or Kles, CFO

ir@mysizeid.com